Exhibit 99.1

Guardant Health Announces Preliminary Fourth Quarter and Full Year 2024 Results

Full year revenue growth of 31% driven by strong clinical and biopharma volume and Guardant360 ASP tailwinds

PALO ALTO, Calif. January 13, 2025 – Guardant Health, Inc. (Nasdaq: GH), a leading precision oncology company, today announced preliminary, unaudited results for the quarter and full year ended December 31, 2024.

Fourth quarter 2024 preliminary unaudited financial results

For the three-month period ended December 31, 2024, as compared to the same period of 2023:

•	Total revenue of approximately $200 million, an increase of 29%

•	Reported approximately 57,300 oncology clinical tests (excluding Shield) and approximately 11,050 biopharma tests, an increase of 24% and 16%, respectively

•	Reported approximately 6,400 Shield screening tests, with revenue of approximately $4 million

Full year 2024 preliminary unaudited financial results

For the twelve-month period ended December 31, 2024, as compared to the same period of 2023:

•	Total revenue of approximately $737 million, an increase of 31%

•	Reported approximately 206,700 oncology clinical tests (excluding Shield) and approximately 40,500 biopharma tests, an increase of 20% and 35%, respectively

Preliminary unaudited free cash flow was approximately negative $84 million for the fourth quarter of 2024, and approximately negative $275 million for the full year 2024. Cash, cash equivalents, restricted cash and marketable debt securities were $944 million as of December 31, 2024.

“2024 was an outstanding year for Guardant. We delivered key milestones across the portfolio and completed the upgrade of Guardant360 LDT onto our Smart Liquid Biopsy platform. We finished the year strong with preliminary full year revenue growth of 31%, driven by strong clinical and biopharma revenue and increasing Guardant360 ASPs. Looking ahead, we believe we are well positioned to continue to drive growth in our oncology business,” said Helmy Eltoukhy, co-founder and co-CEO.

“We are extremely pleased with the strong traction and support we saw in the first full quarter of commercial launch of Shield. Given this success, we are focused on rapidly growing our commercial infrastructure to capture the massive opportunity ahead. We look forward to achieving additional milestones in 2025 as we continue driving innovation and growth in our screening business,” said AmirAli Talasaz, co-founder and co-CEO.

Guardant Health has not completed preparation of its financial statements for the fourth quarter or full year of 2024. The revenue, test volumes and free cash flow presented in this release for the fourth quarter and the year ended December 31, 2024, are preliminary and unaudited and are thus inherently uncertain and subject to change as we complete our financial results. The company is in the process of completing its customary year-end close and review procedures as of and for the year ended December 31, 2024, and there can be no assurance that final results for this period will not differ from these estimates. During the preparation of Guardant Health’s consolidated financial statements and related notes as of and for the year ended December 31, 2024, the company’s independent registered public accountants may identify items that could cause final reported results to be materially different from the preliminary financial estimates presented herein.

Upcoming events

Guardant Health plans to report its fourth quarter and full year audited financial results for the period ended December 31, 2024, during its February 2025 earnings call.

About Guardant Health

Guardant Health is a leading precision oncology company focused on guarding wellness and giving every person more time free from cancer. Founded in 2012, Guardant is transforming patient care and accelerating new cancer therapies by providing critical insights into what drives disease through its advanced blood and tissue tests, real-world data and AI analytics. Guardant tests help improve outcomes across all stages of care, including screening to find cancer early, monitoring for recurrence in early-stage cancer, and treatment selection for patients with advanced cancer. For more information, visit guardanthealth.com and follow the company on LinkedIn, X (Twitter) and Facebook.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws, including statements regarding the potential utilities, values, benefits and advantages of Guardant Health’s liquid biopsy tests or assays, which involve risks and uncertainties that could cause the actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions, and actual outcomes and results could differ materially from these statements due to a number of factors. These and additional risks and uncertainties that could affect Guardant Health’s financial and operating results and cause actual results to differ materially from those indicated by the forward-looking statements made in this press release include those discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in its Annual Report on Form 10-K for the year ended December 31, 2023, and in its other reports filed with or furnished to the Securities and Exchange Commission thereafter. The forward-looking statements in this press release are based on information available to Guardant Health as of the date hereof, and Guardant Health disclaims any obligation to update any forward-looking statements provided to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing Guardant Health’s views as of any date subsequent to the date of this press release.

Investor Contact:

Zarak Khurshid

investors@guardanthealth.com

Media Contact:

Melissa Marasco

press@guardanthealth.com

+1 650-647-3711

Source: Guardant Health, Inc.

Reconciliation of Free Cash Flow to Net Cash Used in Operating Activities

(unaudited)

(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Net cash used in operating activities	$(65)	$(79)	$(240)	$(325)
Purchases of property and equipment	(19)	(4)	(35)	(20)

Free cash flow	$(84)	$(83)	$(275)	$(345)

Supplemental Cash Flow Investing and Financing Activities

During the three-month period ended December 31, 2024, the Company sold a portion of its investment in Lunit, Inc., and received sales proceeds of $34 million, which will be recorded under Investing Activities in the Consolidated Statements of Cash Flows. In addition, during the three-month period ended December 31, 2024, no shares of the Company’s common stock were sold under the Open Market Sales Agreement with Jefferies LLC with respect to the at-the-market (ATM) offering program entered into in August 2024.